Exhibit 99

                                                                                                                  Contact: Trevor Turbidy

                                                                                                                                Tom Green

                                                                                                                                (713) 780-9926

                                                                                                                                ir@tricomarine.com

Trico Marine Reports Third Quarter 2003 Results

Houston, Texas, November 14, 2003 –Trico Marine Services, Inc. (NASDAQ: TMAR) today reported a net loss for the quarter ended September 30, 2003, of $9.5 million, or $(0.26) per share (diluted), on revenues of $31.6 million, compared to a net loss of $35.0 million, or $(0.96) per share (diluted), on revenues of $34.0 million for the third quarter of 2002.

The decline in revenues for the third quarter of 2003 was due primarily to lower vessel day rates for the Company's Gulf Class vessels compared to the third quarter 2002 and lower average day rates and utilization for the Company's North Sea vessels compared to the third quarter 2002. In addition, revenues, day rates and utilization for the North Sea vessels in the third quarter 2003 were also slightly impacted by the sale of a large North Sea class vessel in September.

"The most significant factors in our third quarter results were the continued softness in the North Sea market, which adversely affected day rates and utilization, and the low level of offshore rig activity in the U.S. Gulf, which has caused sustained pressure on our day rates and utilization. In response, the Company is mobilizing vessels to more attractive markets in which the Company currently operates," said Thomas E. Fairley, Trico's President and Chief Executive Officer. "The Company has been successful in implementing phase one of its liquidity enhancement plan which resulted in: selling a North Sea class vessel for approximately $35.9 million; selling the Brazilian AHTS project for $16.7 million; entering into a loan agreement providing for a NOK 150 million ($21.3 million) term loan; and receiving a $4.5 million income tax refund as a result of net operating loss carryback claims. Due to the prolonged downturn, the Company has decided to commence the next phase of its liquidity enhancement plan to further address the Company's working capital and debt compliance requirements. The next phase of the Company's liquidity enhancement plan will include either restructuring the U.S. Dollar Facility to reduce the committed borrowing amount and relax its restrictive financial covenants, or pursuing alternative financing sources to replace the U.S. Dollar Facility in its entirety, if required. As part of phase two of the liquidity enhancement plan, the Company is also evaluating additional initiatives to reduce our debt."

Supply boat day rates for the Gulf of Mexico averaged $5,005 for the quarter, compared to $5,296 for the third quarter 2002. Utilization for the Gulf class supply boat fleet was relatively flat at 53% for the third quarter of 2003 compared to 54% for the comparable 2002 period.

Average day rates and utilization for our North Sea vessels for the third quarter of 2003 declined to $10,648 and 85%, respectively, as compared to average day rates and utilization of $12,089 and 90%, respectively, for the comparable 2002 period.

Average day rates and utilization for our crew boats and line handling vessels for the third quarter of 2003 increased to $2,769 and 79%, respectively, as compared to average day rates and utilization of $2,649 and 60%, respectively, for the comparable 2002 period.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana and Houston, Texas. Additional information is available on our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings."

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TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited )

(In thousands, except share and per share amounts)

	Three months Ended		Nine months Ended
	September 30		September 30
	2003	2002	2003	2002
Revenues:	$31,583	$33,996	$95,086	$98,726

Operating expenses:
Direct vessel operating expenses and other	18,879	21,630	60,659	61,748
General and administrative	3,666	3,821	11,395	11,035
Gain on sales of assets, net	(732)	(22)	(1,216)	(452)
Loss on assets held for sale	940	-	6,165	-
Loss on impairment of goodwill	-	-	28,640	-
Amortization of marine inspection costs	2,769	2,569	7,741	7,890
Depreciation and amortization expense	7,990	8,187	25,166	23,357
	33,512	36,185	138,550	103,578
Operating loss	(1,929)	(2,189)	(43,464)	(4,852)
Interest expense	7,509	7,602	23,093	20,505
Amortization of deferred financing costs	246	217	717	929
Loss on early retirement of debt	-	1,718	-	10,896
Other (income) expense, net	15	18	250	2,190
Loss before taxes	(9,699)	(11,744)	(67,524)	(39,372)
Income tax expense (benefit)	(194)	23,208	(2,559)	14,157
Net loss	(9,505)	(34,952)	(64,965)	(53,529)

Basic and Diluted loss per common share:
Net loss	$(0.26)	$(0.96)	$(1.79)	$(1.48)
Average common shares outstanding	36,413,913	36,262,335	36,320,046	36,258,928

Average Day Rates:
Supply (Gulf class)	$5,005	$5,296	$5,064	$5,720
Supply /Anchor Handling (N. Sea)	$10,648	$12,089	$11,024	$11,349
Crew/line handling	$2,769	$2,649	$2,835	$2,674

Utilization:
Supply (Gulf class)	53%	54%	52%	52%
Supply /Anchor Handling (N. Sea)	85%	90%	84%	90%
Crew/line handling	79%	60%	71%	65%

Average no. of Vessels:
Supply (Gulf class)	48.0	48.0	48.0	48.0
Supply/Anchor Handling (N. Sea )	19.8	19.0	19.9	18.4
Crew/line handling	17.0	16.0	17.6	17.4